UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   January 24, 2007

Datawatch Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-19960	02-0405716
(Commission File Number)	(IRS Employer Identification No.)

Quorum Office Park 271 Mill Road Chelmsford, Massachusetts	01824
(Address of Principal Executive Offices)	(Zip Code)

(978) 441-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On January 30, 2007, Datawatch Corporation (the “Company”) issued a press release regarding its financial results for the first fiscal quarter ended December 31, 2006. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information in this Item 2.02, including in Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)  Appointment of Interim Chief Financial Officer

On January 24, 2007, the Board of Directors of the Company appointed Doug Zaccaro, CPA, CMA as the interim Chief Financial Officer to hold office until a successor is appointed or until his earlier resignation or removal. Mr. Zaccaro’s appointment is effective as of January 31, 2007, which is the previously announced resignation date of the Company’s previous Chief Financial Officer, John Hulburt. Mr. Zaccaro will be the Company’s principal financial and accounting officer.

Mr. Zaccaro joined the Company in January 2007 as a consultant. Prior to joining the Company, Mr. Zaccaro served since 1999 in various positions which include Treasurer and Senior Vice President, Chief Financial Officer and Corporate Controller of Segue Software, Inc., a publicly traded software company acquired by Borland Software Corporation in 2006. He is 58 years old.

Mr. Zaccaro is a Massachusetts Certified Public Accountant, holds a Bachelor of Science degree in Accounting and a Masters Certificate in Personal Financial Planning from Bentley College, a Masters of Business Administration from Babson College, and a Certificate in Management Accounting.

As the interim Chief Financial Officer, Mr. Zaccaro is currently engaged by the Company as a consultant. The Company pays $120 per hour for Mr. Zaccaro’s services.

On January 26, 2007, the Company issued a press release regarding the appointment of Mr. Zaccaro. The press release is attached as Exhibit 99.2 to this report and is incorporated herein by reference.

(e)  Compensation Plans

On January 24, 2007, the Compensation and Stock Committee of the Company’s Board of Directors (the “Compensation Committee”) approved both an Executive Sales Incentive Plan and a Corporate Officers Compensation Plan for fiscal year 2007. The Executive Sales Incentive

Plan provides for payment of a commission of 2% of any increase in the revenues of desktop and server products (primarily Monarch), compared to the same period in the prior fiscal year, to John Kitchen, Senior Vice President of Desktop and Server Products, and 2% of any increase in the revenues of enterprise products (including Datawatch|BDS, Datawatch|ES, Visual|QSM and Visual|Help Desk), compared to the same period in the prior fiscal year, to Kenneth P. Bero, Senior Vice President of Enterprise Solutions. For purposes of determining the prior year revenue amounts for Datawatch|BDS, revenues that were received by Clearstory Systems Inc., from which the Company purchased the Datawatch|BDS product in May 2006, will be included with respect to such product to compute any increase in revenues. The payments under the Executive Sales Plan will be measured and paid on a quarterly basis. On January 24, 2007, the Directors approved the payment of $6,000 to Mr. Kitchen under the Executive Sales Incentive Plan for the 2006 fiscal year.

The Corporate Officers Compensation Plan provides that up to 15% of the Company’s Net Income (before any awards are granted under the plan) are available for bonus payments to the Company’s executive officers determined at the end of the fiscal year. The Compensation Committee has final authority to award any amount available for bonus payments to individual executives and reserves the right to make adjustments to the Corporate Officers Compensation Plan at any time. There is no requirement that the Compensation Committee award payments to any individuals, or if awarded, for bonuses payments to be equal to the value of the bonus pool.
The bonus pool may be accrued at the end of each fiscal quarter by the Compensation Committee, but no amounts will be awarded by the Compensation Committee until the results for the fiscal year end are available.

Item 9.01	Financial Statements and Exhibits

(d)   Exhibits

The following Exhibits are filed as part of this report:

Exhibit No.	Description

99.1	Press Release dated January 30, 2007

99.2	Press Release dated January 26, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DATAWATCH CORPORATION

Date: January 30, 2007
By: /s/ Robert W. Hagger
Name: Robert W. Hagger
Title: President and Chief Executive Officer